SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
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Exchange Act of 1934 (Amendment No.  )

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WGL Holdings, Inc.

(Name of Registrant as Specified in Its Charter)

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{WGL Holdings, Inc. Letterhead}
February 11, 2011
**** IMPORTANT ****
Dear WGL Holdings, Inc. Shareholder:
     Enclosed you will find additional proxy materials relating to the Annual Meeting of Shareholders scheduled to be held on March 3, 2011.
     If you have not provided voting instructions to your broker, your broker will not be able to vote your shares with respect to the election of directors, cumulative voting nor the two proposals regarding executive compensation. We strongly encourage you to submit your proxy card and exercise your right to vote.
     The Board of Directors of WGL Holdings, Inc. recommends that you vote: (i) “FOR” the election of each director, (ii) “FOR” the ratification of independent public accountants for fiscal year 2011, (iii) “FOR” the approval of the compensation paid to certain executive officers, and “1 Year” on the advisory vote regarding the frequency of shareholder approval of executive compensation. The Board of Directors recommends that you vote “AGAINST” the shareholder proposal regarding cumulative voting.
     Because we have not heard from you, we are sending you this reminder notice, and we urge you to vote your proxy immediately. As a shareholder, you have the ability to vote over the Internet or telephone, and we are asking you to do so now to save WGL Holdings, Inc. further expense. Instructions on how to vote over the phone or Internet are enclosed in this package.
     Your shares cannot be represented at the Annual Meeting on the election of directors, cumulative voting or the two proposals regarding executive compensation, unless you either sign and return the enclosed voting form or vote by telephone or over the Internet.
     If you sign and return the enclosed form without indicating a choice of “For,” “Against” or “Abstain” your shares will be voted as recommended by your Board of Directors.
Please Vote Today
     If you have questions or need help voting your shares, please call our proxy solicitation firm, Morrow & Co., LLC. at 800-278-2141.

Regards,
/s/ Arden T. Phillips
Arden T. Phillips

Secretary and Corporate Governance Officer